TAX INDEMNITY AGREEMENT

This Tax Indemnity Agreement (“Agreement”) is dated for reference purposes only December 28, 2006, and is by and between OraLabs, Inc., a Colorado corporation (“OraLabs”), China Precision Steel, Inc., formerly known as OraLabs Holding Corp., a Colorado corporation (“Holding”) and Partner Success Holdings Limited, a British Virgin Islands international business company (“PSHL”).

WHEREAS, Holding and PSHL entered into a Stock Exchange Agreement (the “Exchange Agreement”) dated as of March 31, 2006, as amended by First Amendment to Stock Exchange Agreement (“First Amendment”) and the Second Amendment to Stock Exchange Agreement, dated October 12, 2006, under which, among other things, PSHL became on even date herewith (the “Closing Date”) a wholly-owned subsidiary of Holding in consideration for the issuance to the principals of PSHL and their designees of controlling ownership of Holding; and

WHEREAS, under the Exchange Agreement, such acquisition of the ownership of PSHL was followed immediately on the Closing Date by the redemption by Holding of all of the stock of Holding owned individually by Gary H. Schlatter (“Schlatter”) in exchange for the conveyance to Schlatter of all of the stock of OraLabs owned by Holding (the “Redemption Transaction”); and

WHEREAS, the parties agree that the Redemption Transaction is a taxable transaction under the Internal Revenue Code of 1986, as amended, (the “Code”), calculated upon the excess, if any, of the value of OraLabs (“OraLabs Value”) on the Closing Date over Holding’s basis in the OraLabs’ common stock owned by Holding immediately prior to the distribution of those shares of common stock to Schlatter (the “Basis”), and that income taxes assessed by a State may also be payable with respect to the Redemption Transaction; and

WHEREAS, on the Closing Date, OraLabs estimated that the Basis is $7,006,586 and the OraLabs Value is $8,542,000, (as determined from a fairness opinion from Capitalink, L.C.); and

WHEREAS, on the Closing Date, the Spinoff Tax Liability (defined below) was estimated to be $522,041, and to pay the same, OraLabs purchased 100,000 shares of common stock from Holding for the total purchase price of $450,690, and paid to Holding an additional sum of $71,351 (the “Cash Payment”) (collectively, the “Estimated Tax”) plus a Gross-Up Amount (as defined in Section 5B below) on the Cash Payment of $36,756.25, to provide the public company with the funds to pay the Estimated Tax and taxes thereon; and

WHEREAS, Holding and PSHL have required an indemnity from OraLabs to the extent that the amount of Spinoff Tax Liability owing with respect to the Redemption Transaction is Finally Determined to be more than the Estimated Tax, and OraLabs is willing to provide an indemnity in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1. For the purposes of this Agreement, the capitalized terms set forth below have the meanings set forth in this Section:

1.1 “Final Determination” or “Finally Determined” means with respect to any liability for Taxes for any period, (a) a final, unappealable decision by a court of competent jurisdiction, (b) the expiration of applicable statutes of limitations on assessment of Taxes or filing of claims for refund, (c) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS of an offer in compromise pursuant to section 7122 of the Code (or similar agreements with tax authorities entered into under applicable state or local tax law), but excluding any agreement or compromise that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency, or (d) any other final, irrevocable and unappealable determination of Taxes for such period.

1.2 “IRS” means the United States Internal Revenue Service or any successor thereto.

1.3 “Income Tax” or “Income Taxes” means Taxes based upon or measured by net income.

1.4 “Income Tax Return” means a Tax Return relating to the payment or receipt of any refund of any Income Tax.

1.5 “Neutral Auditors” means a firm of nationally or regionally recognized independent accountants who shall not have had a material relationship with OraLabs, Holding or PSHL.

1.6 “Preclosing Taxable Period” means a Taxable Year that ends on or before the Closing Date.

1.7 “Spinoff Tax Liability” means the excess of the OraLabs Value (as finally determined) over the Basis (as finally determined) multiplied by 34% plus the state income tax rate, if applicable.

1.8 “Tax” or “Taxes” means any taxes imposed by any federal, state or local government or agency thereof within the United States.

1.9 “Tax Practices” means the most recently applied policies, procedures and practices employed by Holding in the preparation and filing of, and positions taken on, any Tax Returns of Holding for any Preclosing Taxable Period.

1.10 “Tax Return” means all returns and other filings relating to, or required to be filed by any taxpayer in connection with, the payment or receipt of any refund of any Income Tax.

1.11 “Taxable Year” means a taxable year (which may be shorter than a full calendar or fiscal year) or similar period with respect to which any Tax may be imposed.

1.12 “Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

2. Holding has the responsibility to file the Income Tax Return(s) that will report the Redemption Transaction for the Taxable Year during which the Closing Date occurs. Holding will prepare the Tax Return(s) with respect thereto in a manner consistent with past Tax Practices except as otherwise required by changes in applicable law or material underlying facts. Holding will report the Redemption Transaction in the Income Tax Return(s) for said Taxable Year and agrees that the basis in its OraLabs stock and the value of OraLabs will be reported as the Basis and OraLabs Value stated above. However, the Basis calculation (but not the OraLabs Value) may be adjusted as required by changes in applicable law or material underlying facts, or by a determination by Holding after Holding’s compliance with Section 4 below of a different amount of Basis. The parties agree that OraLabs has no indemnity obligation with respect to the amount of Income Tax owed with respect to the Redemption Transaction except to the extent that the amount of Spinoff Tax Liability exceeds the Estimated Tax. Prior to Holding’s filing any Income Tax Return that reports the Redemption Transaction, Holding will comply with the provisions of Section 4 of this Agreement, and if the amount of Basis reported in said Income Tax Return is lower than the Basis used to compute the Estimated Tax, OraLabs will pay to Holding, within 30 days after filing the Income Tax Return, the additional amount of Estimated Tax calculated upon the lower Basis, plus the applicable Gross-Up Amount defined in Section 5B. If the amount of Basis reported in said Income Tax Return is higher than used to calculate the Estimated Tax at Closing, then to the extent of any Cash Payment (and Gross-Up Amount thereon) made at Closing, Holding will refund to OraLabs an amount equal to the sum of the overpayment portion of the Cash Payment made at Closing, plus the applicable Gross-Up Amount on the refunded amount.

3. In the event that Holding does not comply with its obligations under this Agreement, then notwithstanding any provision of this Agreement to the contrary, OraLabs will be relieved of all of its indemnity obligations under this Agreement.

4. OraLabs will cooperate and assist Holding in the preparation and filing of all Tax Returns required to be filed for Holding after the date hereof that relate to a Preclosing Taxable Period. At least 45 days prior to the filing of any Tax Return (including amendments thereto) for Holding for a Preclosing Taxable Period, Holding will provide OraLabs with a copy of those portions of the proposed Tax Return that relate to the Redemption Transaction and/or any Tax claimed to be payable in connection therewith, and OraLabs will have the right to review all related work papers prior to the filing of any such Tax Return. Holding will consult with OraLabs regarding its comments with respect to such portions of the Tax Returns, will in good faith consult with OraLabs in an effort to resolve any differences with respect to the preparation and accuracy of such portions of the Tax Returns and their consistency with past Tax Practices, and will consider OraLabs’ recommendations for alternative positions with respect to items reflected on such portions of the Tax Returns.

5. A. Subject to the provisions of this Agreement, OraLabs agrees to indemnify and hold harmless Holding and PSHL, and their respective officers, agents and directors, from and against any obligation of Holding to pay an amount of federal and state (if applicable) Income Tax attributable to the Redemption Transaction in an amount equal to the excess of the Spinoff Tax Liability over the Estimated Tax. However, the parties agree that the amount of Spinoff Tax Liability will be determined without regard to the actual Income Tax that may be payable by Holding for any Taxable Year. Provided that Holding and PSHL comply with their obligations under this Agreement, OraLabs will pay to Holding the amount indemnified hereunder that is due with the filing of the Tax Return that reports the Redemption Transaction, or that results from a Final Determination that an indemnified amount is due with respect to the Redemption Transaction. If an amount representing state Income Tax is payable by OraLabs to Holding under this paragraph, the amount of federal Income Tax payable by Holding will give effect to any reduction of federal taxes due to the payment of state taxes.

B. The parties agree that any payment made to Holding under Section 5A above will be a taxable transaction to Holding. OraLabs agrees that when it pays the amount (“Tax Amount”) of indemnified Spinoff Tax Liability required to be paid under Section 5A, it will simultaneously pay to Holding an amount (a “Gross-Up Amount”) that will enable Holding to net the amount of the Tax Amount after paying United States federal and any state income tax due (giving effect to any reduction of federal taxes due to the payment of state taxes) with respect to OraLabs’ payment to Holding of the Tax Amount. The Gross-Up Amount shall be calculated by using a 34% federal income tax rate plus the state income tax rate, if applicable and shall be determined without regard to the actual Income Tax that may be payable with respect to such Tax Amount. The parties agree that the payment made by OraLabs to Holding under the preceding sentence will be deemed to be in full satisfaction of any Income Tax that may be payable by Holding that arises from OraLabs’ payment of the Tax Amount, and shall be a full and final settlement between the parties.

6. Holding and OraLabs will endeavor in good faith to resolve any dispute under this Agreement, including without limitation any dispute about a reporting position in connection with the Redemption Transaction. If any such dispute is not so resolved, then either party may deliver to the other a written notice detailing such party’s objections. If the parties are unable to resolve the dispute within 15 days after such notice is given, then either party shall have the right to refer the dispute for resolution to Neutral Auditors selected by the parties within 10 days after the expiration of such 15-day period. If the parties do not agree upon the Neutral Auditors within that time, then either party has the right to request that the American Arbitration Association appoint the Neutral Auditors, and any costs in connection therewith will be shared equally by the parties. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the parties. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by OraLabs and Holding, and not by independent review, only those issues that remain in dispute between the parties. The Neutral Auditors’ determination shall be made within 30 days of such firm’s selection, shall be set forth in a written statement delivered to the parties, and shall be final, binding and conclusive.

7. A. In the event that Holding is notified of any audit, examination or other controversy (any such proceeding will be referred to as a “Proceeding”) before a Taxing Authority with respect to the amount of Income Tax due from the Redemption Transaction, Holding will within 15 business days thereafter give written notice to OraLabs of the Proceeding. The notification required by this Section must include, insofar as relevant to the Redemption Transaction, copies of any correspondence between the Taxing Authority and Holding and, as applicable, written summaries of any oral communications, as well as a detailed statement of the reasons why Holding believes that the Proceeding may result in an indemnification obligation under this Agreement. To the extent known by Holding, the notice will also include a calculation of the estimated amount of Spinoff Tax Liability in excess of the Estimated Tax that may be payable.

B. Holding and OraLabs will comply with the provisions of Section 4 with respect to any Proceeding described in the previous paragraph. Holding will deliver to OraLabs copies of any correspondence between the Taxing Authority and Holding and, as applicable, written summaries of any subsequent oral communications, that occur throughout the course of the Proceeding, , insofar as relevant to the Redemption Transaction. OraLabs will have ultimate control over whether to settle a Proceeding, the amount of any settlement, and whether to challenge the Proceeding until a Final Determination, but only to the extent that the Proceeding relates to the Redemption Transaction. Holding will execute a power of attorney to facilitate OraLabs’ direct communications with the Taxing Authority. In no event will Holding or PSHL take any action with any Taxing Authority that Holding or PSHL could reasonably foresee would have a material and adverse effect upon any indemnification obligation of OraLabs under this Agreement.

C. OraLabs will reimburse Holding for its reasonable costs and fees incurred in connection with the conduct and resolution of a Proceeding, but if the Proceeding involves any Tax matter other than the Redemption Transaction, the obligation of OraLabs under this sentence will only apply to the reasonable costs and fees incurred by Holding that relate to the Redemption Transaction. Promptly upon resolution of the Proceeding, the parties will in good faith seek to agree upon how the costs and fees incurred by Holding will be allocated on the one hand to OraLabs and on the other hand to Holding. If the parties do not agree upon the allocation, then either party may deliver to the other a written notice detailing such party’s objections. Thereafter, the resolution procedure in Section 6 above will be undertaken to resolve the disagreement. The Neutral Auditors will act as an arbitrator to determine, based solely on presentations by OraLabs and Holding, and not by independent review, the allocation of the costs and fees, and the Neutral Auditors shall (i) assess to OraLabs the costs and fees that are found to be solely attributable to the Reimbursement Transaction, (ii) assess to Holding the costs and fees that are found to be solely attributable to matters other than the Redemption Transaction, and (iii) allocate the costs and fees incurred in the Proceeding in general, not specifically allocable to a specific Tax matter that is addressed in the Proceeding, as determined to be appropriate.

8. Holding shall retain all Tax Returns relating to the Redemption Transaction and any Proceeding involving the Redemption Transaction, and all books, records, schedules, work papers and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. OraLabs has the right to review and copy any of such books and records of the Proceeding relating to the Redemption Transaction from time to time upon reasonable advance notice to Holding. Holding shall notify OraLabs in writing of any waivers, extensions or expirations of applicable statutes of limitations, and shall provide at least 30 days prior written notice of any intended destruction of the documents referred to in the preceding sentence. Holding shall not dispose of any of the foregoing materials without first obtaining the written approval of OraLabs, which may not be unreasonably withheld.

9. Except as required by law or with a prior written consent of the other parties, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties and their representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided in this Agreement.

10. This Agreement contains the entire agreement among the parties with respect to the indemnification by OraLabs of Taxes arising from the Redemption Transaction. In the event of a conflict between any provision of this Agreement and any provision of the Exchange Agreement, First Amendment, or Indemnification Agreement attached to the First Amendment, the provision of this Agreement controls. Notices under this Agreement shall be given only in the same manner described in the Indemnification Agreement attached to the First Amendment, to the addresses specified therein or to such other address as any party may designate by proper written notice to the other.

11. The Parties agree that this Agreement shall be construed in accordance with the laws of the State of Colorado and that exclusive jurisdiction and venue for any controversy, claim or suit arising out of or connected with this Agreement shall be in the courts located in Denver, Colorado. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. Facsimile signatures will be accepted as originals.

12. This Agreement may be amended only by written agreement executed and delivered by all of the parties. This Agreement is solely for the benefit of the parties to this Agreement and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right. Except as otherwise stated in this Agreement, each party agrees to pay its own costs and expenses (including without limitation attorneys fees) resulting from the fulfillment of its respective obligations hereunder. Any ambiguities in this Agreement shall be resolved without regard to which party drafted this Agreement.

13. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction. Any such remedy shall be in addition to any other remedy available at law or in equity.

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CHINA PRECISION STEEL, INC., formerly known as ORALABS HOLDINGS CORP., a Colorado corporation By: /s/ Wo Hing Li Wo Hing Li, President and CEO Date: December 28, 2006	PARTNER SUCCESS HOLDINGS LIMITED, a British Virgin Islands international business company By: /s/ Wo Hing Li Wo Hing Li, President and CEO Date: December 28, 2006

ORALABS, INC., a Colorado corporation By: /s/ Gary H. Schlatter Gary H. Schlatter, President Date: December 28, 2006